EXHIBIT 99.1
Press Release

FOR IMMEDIATE RELEASE

For further information:
Kristyn Farahmand	Steve Iaco
214.863.3145	212.984.6535
Kristyn.Farahmand@cbre.com	Steven.Iaco@cbre.com

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR Q4 AND FULL YEAR 2021
•FY 2021 GAAP EPS climbed 143% to $5.41
•FY 2021 Adjusted EPS, less SPAC-related gain, rose 67% to $5.45
Dallas, TX – February 24, 2022 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the fourth quarter and year ended December 31, 2021. The company set new annual and quarterly milestones with revenue, net revenue, earnings and free cash flow reaching all-time highs.

“We had a strong finish to 2021, significantly outperforming both fourth-quarter 2020 and the pre-pandemic peak in fourth-quarter 2019. This capped an outstanding year of performance for CBRE,” said Bob Sulentic, CBRE’s president and chief executive officer.

“We’ve positioned the company over the past several years to enhance resiliency and capitalize on secular tailwinds by successfully diversifying our business across four dimensions – asset types, lines of business, clients and geographies. Our strong results benefited from this work, as well as from our healthy balance sheet and the supportive macro environment.”

Reflecting its strong 2021 performance and future growth opportunities, CBRE has increased its multi-year aspirational growth framework. For the period from 2020 to 2025, the company now expects average annual core adjusted earnings per share growth to exceed 20%, absent a recession. The average annual growth rate is expected to be in the low double digits for the period from 2021 to 2025. The expected growth rates have meaningful upside from potential incremental capital allocation.

GAAP earnings per share totaled $2.04 for the fourth quarter, while adjusted earnings per share totaled $2.19. Both measures include an approximate 7-cent negative impact from an increase in a reserve previously taken on a UK development project that had been adversely affected earlier in the pandemic. GAAP and adjusted earnings per share also include a 36-cent non-cash gain related to the company’s investment in Altus Power, Inc. through its SPAC. Excluding the SPAC-related gain, which is comparable to how the company reported financial results in prior periods, adjusted earnings per share totaled $1.83.

CBRE Press Release
February 24, 2022

Consolidated Financial Results Overview
The following table presents highlights of CBRE performance (dollars in millions, except per share data):

			% Change				% Change
	Q4 2021	Q4 2020	USD	LC (1)	FY 2021	FY 2020	USD	LC (1)
Operating Results
Revenue	$8,550	$6,911	23.7%	23.6%	$27,746	$23,826	16.5%	14.4%
Net revenue (2)	5,566	4,123	35.0%	34.9%	17,010	13,790	23.3%	21.2%
GAAP net income	692	314	120.5%	121.7%	1,837	752	144.2%	140.2%
GAAP EPS	$2.04	$0.93	120.1%	121.2%	$5.41	$2.22	143.3%	139.2%
Consolidated Adjusted EBITDA (3)	1,124	755	49.0%	49.5%	3,074	1,896	62.1%	60.0%
Adjusted net income (4)	742	491	51.2%	51.9%	1,971	1,108	78.0%	75.0%
Adjusted EPS (4)	$2.19	$1.45	50.9%	51.6%	$5.80	$3.27	77.3%	74.3%
Core Adjusted EPS (5)	$1.80	$1.45	24.1%	24.8%	$5.33	$3.27	63.1%	59.6%

Cash Flow Results
Cash flow from operations	$1,164	$940	23.8%		$2,364	$1,831	29.1%
Less: Capital expenditures	88	76	16.3%		210	267	(21.3)%
Free cash flow (6)	$1,076	$864	24.4%		$2,154	$1,564	37.7%

Core adjusted EPS excludes the financial impact of strategic non-core equity investments not attributable to a business segment and is comprised of Altus Power, Inc. and VC-related investments. This metric is provided to enhance transparency of the performance of both the company’s core operations and strategic non-core investments. Fourth-quarter 2021 core adjusted EPS excludes a 36-cent gain related to the company’s Altus investment and a 3-cent gain related to fair-value changes of non-core investments.
Advisory Services Segment
The following table presents highlights of the Advisory Services segment performance (dollars in millions, totals may not add due to rounding):

			% Change
	Q4 2021	Q4 2020	USD	LC
Revenue	$3,319	$2,328	42.6%	42.8%
Net revenue	3,302	2,317	42.5%	42.7%
Segment operating profit (7)	744	526	41.7%	42.4%
Segment operating profit on revenue margin (8)	22.4%	22.6%	(0.1%)	(0.1%)
Segment operating profit on net revenue margin (8)	22.5%	22.7%	(0.1%)	(0.1%)

Strong fourth quarter performance resulted from revenue growth across most business lines, led by high-margin property sales and leasing, as well as cost mitigation actions taken in 2020.

CBRE Press Release
February 24, 2022

Global sales revenue rose 73% (74% local currency) from last year’s fourth quarter and was 45% above the fourth-quarter 2019 peak. The United States paced the rebound among major markets, with revenue rising 89% versus fourth-quarter 2020 and 74% versus fourth-quarter 2019. CBRE’s investment sales market share improved 100 basis points from last year’s fourth quarter to a market-leading 17.5%, according to Real Capital Analytics. International sales revenue was also above fourth-quarter 2019 levels, led by Australia, Japan and the United Kingdom. Across the globe, investment activity remained strong for industrial and multifamily properties, while office and retail property sales showed sequential improvement. Retail sales acceleration was particularly notable, with revenue well above fourth-quarter 2019 levels.

Global leasing revenue rose 60% (same local currency) from fourth-quarter 2020 and 14% from the fourth-quarter 2019 peak, with continued strong industrial property demand. In the United States, leasing revenue climbed 77% compared with fourth-quarter 2020 and 14% from the fourth-quarter 2019 peak, with office leasing showing continued sequential improvement but still slightly below the 2019 level. In the United Kingdom, leasing revenue rose 59% (55% local currency) and 45%, compared with the fourth quarter of 2020 and 2019, respectively.

Commercial mortgage origination revenue slipped 3% (same local currency) compared with a particularly robust fourth-quarter 2020. This slight decline was due to lower gains on mortgage origination servicing rights from loans sourced for the Government Sponsored Enterprises (GSEs). GSE origination activity faced a tough comparison with the prior-year fourth quarter, when the government agencies were extremely active in providing liquidity to a pandemic-pressured multifamily market. As a result, GSE mortgage servicing gains fell over 50% compared with the prior-year period. Aside from these lower gains, mortgage origination revenue grew 29% as activity with private lenders accelerated.

Continued growth in the loan servicing portfolio and an active financing market led to a 36% (same local currency) increase in loan servicing revenue. The portfolio increased 10% from third-quarter 2021 to end 2021 at approximately $330 billion. Valuation revenue rose 10% (same local currency), driven by the United States and Australia. Property management revenue rose 5% (same local currency) compared with fourth-quarter 2020.

Global Workplace Solutions (GWS) Segment
The following table presents highlights of the GWS segment performance (dollars in millions, totals may not add due to rounding):

			% Change
	Q4 2021	Q4 2020	USD	LC
Revenue	$4,823	$4,302	12.1%	11.9%
Net revenue (13)	1,855	1,525	21.7%	21.4%
Segment operating profit	198	180	10.2%	10.6%
Segment operating profit on revenue margin	4.1%	4.2%	(0.1%)	(0.1%)
Segment operating profit on net revenue margin	10.7%	11.8%	(1.1%)	(1.1%)

CBRE closed on the acquisition of a 60% interest in Turner & Townsend, a global leader in program management, project management and cost consulting, on November 1, 2021. Exclusive of $194 million

CBRE Press Release
February 24, 2022

of revenue from Turner & Townsend, legacy GWS revenue rose 8% (7% local currency) and net revenue increased 10% (same local currency).

Facilities management, which is largely contractual, saw 6% (5% local currency) revenue growth, driven by increased activity with local clients. Project management revenue rose 17% (same local currency), excluding Turner & Townsend contributions. This growth reflected the continued revival of construction activity and capital spending projects.

GWS segment operating profit increased $18 million from the prior-year quarter to $198 million. Turner & Townsend contributed over $23 million of operating profit, which is in-line with the company’s previously communicated expectations. Legacy segment results also reflect higher medical insurance claims relative to the prior-year quarter and about $3 million of non-cash deferred purchase consideration expense related to the remaining payments for the Turner & Townsend transaction.

Real Estate Investments (REI) Segment
The following table presents highlights of the REI segment performance (dollars in millions):

			% Change
	Q4 2021	Q4 2020	USD	LC
Revenue	$413	$289	43.1%	42.0%
Segment operating profit	156	117	33.4%	32.9%

REI produced record segment operating profit for the fourth quarter. Global real estate development operating profit (9) surged 74% (73% local currency) to more than $120 million. A strong pace of industrial asset sales at high valuations more than offset the previously referenced increase in the reserve for a UK development project.

The development pipeline totaled $9.3 billion and the in-process portfolio ended the year at $18.5 billion, a record level and up $1.6 billion from third-quarter 2021. Industrial and multifamily assets largely comprise both the in-process portfolio and pipeline.

Investment management revenue was roughly level with fourth-quarter 2020 at approximately $150 million. Asset management fees rose 21% (20% local currency), reflecting a strong increase in assets under management (AUM), and higher transaction fees. This was offset by a decline in carried interest revenue, which can be volatile, and totaled less than $8 million, down from $32 million in the prior-year quarter. Operating profit(9) was down less than expected, falling 28% (same local currency) to approximately $41 million, due to strong net promote and co-investment returns.

AUM grew 7% from third-quarter 2021 to end the year at approximately $141.9 billion, a record high for the company. Gains in asset valuations and positive net inflows led to an $8.8 billion ($9.4 billion local currency) increase in AUM over the quarter. More than 80% of the AUM is invested in assets other than office.

CBRE Press Release
February 24, 2022

Corporate and Other Segment

The Corporate and Other segment produced profit of $25 million, driven by about $169 million of net gains from deconsolidation of the SPAC upon its merger with and into Altus Power, Inc. and subsequent fair value mark-to-market on this investment as well as other strategic non-core equity investments. Corporate overhead expenses roughly doubled from the prior-year fourth quarter and totaled $143 million. Approximately $27 million of this increase was driven by higher incentive compensation, as performance materially exceeded initial 2021 expectations. Higher corporate overhead also reflects investments in key corporate functions to help support a larger business.

Capital Allocation Overview
•Free Cash Flow – During the fourth quarter of 2021, free cash flow increased 24% to $1.1 billion. This reflected cash from operating activities of $1.2 billion, less total capital expenditures of $88.4 million. Net capital expenditures totaled $75.9 million. (10)
•Stock Repurchase Program – The company repurchased approximately 1.8 million shares for $184.6 million ($102.72 average price per share) during the fourth quarter of 2021, and 3.95 million shares for $372.9 million ($94.30 average price per share) during all of 2021. There is approximately $1.9 billion of capacity remaining under the company’s authorized stock repurchase program as of February 23, 2022.
•Acquisitions and Investments – The previously announced 60% ownership interest in Turner & Townsend Holdings Limited was acquired for approximately $1.27 billion, net of cash received. The initial payment for the Turner & Townsend transaction was funded with cash on hand of $722.6 million. The remaining payments totaling $591.2 million will be made in 2024 and 2025. In addition, the company made in-fill acquisitions totaling $37.5 million in cash and deferred consideration during the fourth quarter.
Leverage and Financing Overview
•Leverage – The company’s net leverage ratio (net cash (11) to trailing twelve-month adjusted EBITDA) was (0.24x) as of December 31, 2021, which is substantially below the company’s primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions):

As of
December 31, 2021
Total debt	$1,571
Less: Cash (12)	2,306
Net debt (cash) (11)	$(735)

Divided by: Trailing twelve month consolidated adjusted EBITDA	$3,074

Net leverage ratio	(0.24x)

CBRE Press Release
February 24, 2022

•Liquidity – As of December 31, 2021, the company had approximately $5.5 billion of total liquidity, consisting of approximately $2.3 billion in cash, plus the ability to borrow an aggregate of approximately $3.2 billion under its revolving credit facilities, net of any outstanding letters of credit.

CBRE Press Release
February 24, 2022

Conference Call Details
The company’s fourth quarter earnings webcast and conference call will be held today, Thursday, February 24, 2022 at 8:30 a.m. Eastern Time. Investors are encouraged to access the webcast via this link or they can click this link beginning at 8:15 a.m. Eastern Time for automated access to the conference call.
Alternatively, investors may dial into the conference call using these operator-assisted phone numbers: 877.407.8037 (U.S.) or 201.689.8037 (International). A replay of the call will be available starting at 1:00 p.m. Eastern Time on February 24, 2022. The replay is accessible by dialing 877.660.6853 (U.S.) or 201.612.7415 (International) and using the access code: 13725909#. A transcript of the call will be available on the company’s Investor Relations website at https://ir.cbre.com.
About CBRE Group, Inc.
CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2021 revenue). The company has more than 105,000 employees (excluding Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.
Safe Harbor and Footnotes
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s future growth momentum, operations, business outlook, capital deployment and financial performance, including core earnings per share. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions and significant public health events, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import/export and transfer pricing rules; disruptions to business, market and operational conditions related to the Covid-19 pandemic and the impact of government rules and regulations intended to mitigate the effects of this pandemic, including, without limitation, rules and regulations that impact us as a loan originator and servicer for U.S. Government Sponsored Enterprises (GSEs); our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; increases in unemployment and general slowdowns in commercial activity; trends in pricing

CBRE Press Release
February 24, 2022

and risk assumption for commercial real estate services; the effect of significant changes in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; negative publicity or harm to our brand and reputation; the failure by third parties to comply with service level agreements or regulatory or legal requirements; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our indirect subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; declines in lending activity of U.S. GSEs, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; our ability to retain, attract and incentivize key personnel; our ability to manage organizational challenges associated with our size; liabilities under guarantees, or for construction defects, that we incur in our development services business; variations in historically customary seasonal patterns that cause our business not to perform as expected; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; any inability for us to implement and maintain effective internal controls over financial reporting; the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets; and the performance of our equity investments in companies that we do not control.
Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020, our quarterly report on Form 10-Q for the quarterly period ended September 30, 2021, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.
The terms “net revenue,” “adjusted net income,” “core adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “core adjusted EPS,” “consolidated adjusted EBITDA,” “business line operating profit,” “segment operating profit on revenue margin,” “segment operating profit on net revenue margin,” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

CBRE Press Release
February 24, 2022

Totals may not sum in tables in millions included in this release due to rounding.
Note: We have not reconciled the (non-GAAP) core adjusted earnings per share forward-looking guidance included in this presentation to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.
(1)Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.
(2)Net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. These costs are reimbursable by clients and generally have no margin.
(3)Consolidated Adjusted EBITDA represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization, asset impairments, adjustments related to certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the acquisition of Telford Homes plc in 2019 (the Telford acquisition) (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, costs associated with workforce optimization, transformation initiatives, and integration and other costs related to acquisitions. The above definition was changed in fourth quarter 2021 to include non-controlling interest given the acquisition of Turner & Townsend. Prior period results have been recast to conform to this definition.
(4)Adjusted net income and adjusted earnings per diluted share (or adjusted EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes and impact on non-controlling interest for such charges. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, costs associated with workforce optimization, transformation initiatives and asset impairments.
(5)Core adjusted net income and core adjusted EPS removes from adjusted EPS the fair value changes and related tax impact of certain strategic non-core non-controlling equity investments that are not directly related to our business segments (including venture capital “VC” related investments). During the fourth quarter of 2021 and for the year ended December 31, 2021, this measure also removed the impact of net gain recorded on deconsolidation of CBRE Acquisition Holdings, Inc. upon and with its merger into Altus Power, Inc.
(6)Free cash flow is calculated as cash flow from operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).
(7)Segment operating profit is the measure reported to the chief operating decision maker (CODM) for purposes of making decisions about allocating resources to each segment and assessing performance of each segment. Segment operating profit represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization and asset impairments, as well as adjustments related to the following: certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate acquired in the Telford acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, costs associated with workforce optimization, transformation initiatives and integration and other costs related to acquisitions. The above definition was changed in fourth quarter 2021 to include non-controlling interest given the acquisition of Turner & Townsend. Prior period results have been recast to conform to this definition.
(8)Segment operating profit on revenue and net revenue margins represent segment operating profit divided by revenue and net revenue, respectively.
(9)Represents line of business profitability/losses, as adjusted.
(10)For the three months ended December 31, 2021, the company incurred capital expenditures of $88.4 million (reflected in the investing section of the condensed consolidated statement of cash flows) and received tenant concessions from landlords of $12.5 million (reflected in the operating section of the condensed consolidated statement of cash flows).
(11)Net debt (cash) is calculated as cash available for company use less total debt (excluding non-recourse debt).
(12)Cash represents cash and cash equivalents (excluding restricted cash) and excludes $125.2 million of cash in consolidated funds and other entities not available for company use at December 31, 2021.
(13)Fourth-quarter 2021 GWS net revenue growth was negatively impacted by approximately 4% due to a reclassification of pass-through revenue in project management. There was no impact to GWS revenue in the period.

CBRE Press Release
February 24, 2022

CBRE GROUP, INC.
OPERATING RESULTS
FOR THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue:
Net revenue	$5,565,853	$4,122,958	17,009,501	13,790,373
Pass through costs also recognized as revenue	2,984,364	2,787,543	10,736,535	10,035,822
Total revenue	8,550,217	6,910,501	27,746,036	23,826,195

Costs and expenses:
Cost of revenue	6,584,255	5,370,830	21,579,507	19,047,620
Operating, administrative and other	1,262,960	951,106	4,074,184	3,306,205
Depreciation and amortization	162,144	143,825	525,871	501,728
Asset impairments	—	13,505	—	88,676
Total costs and expenses	8,009,359	6,479,266	26,179,562	22,944,229

Gain on disposition of real estate	51,378	12,661	70,993	87,793

Operating income	592,236	443,896	1,637,467	969,759

Equity income from unconsolidated subsidiaries	159,162	53,674	618,697	126,161
Other income	181,139	4,420	203,609	17,394
Interest expense, net of interest income (1)	15,436	15,958	50,352	67,753
Write-off of financing costs on extinguished debt	—	75,592	—	75,592
Income before provision for income taxes	917,101	410,440	2,409,421	969,969
Provision for income taxes	224,227	95,054	567,506	214,101
Net income	692,874	315,386	1,841,915	755,868
Less: Net income attributable to non-controlling interests	882	1,621	5,341	3,879
Net income attributable to CBRE Group, Inc.	$691,992	$313,765	$1,836,574	$751,989

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$2.07	$0.94	$5.48	$2.24
Weighted average shares outstanding for basic income per share	334,079,778	335,397,942	335,232,840	335,196,296

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$2.04	$0.93	$5.41	$2.22
Weighted average shares outstanding for diluted income per share	339,466,153	338,799,615	339,717,401	338,392,210

Consolidated Adjusted EBITDA (2)	$1,124,369	$754,587	$3,074,412	$1,896,264

Adjusted EBITDA attributable to non-controlling interests	$8,997	$1,621	$13,435	$3,879
Adjusted EBITDA attributable to CBRE Group, Inc.	$1,115,372	$752,966	$3,060,977	$1,892,385
_______________
(1)Includes $1.6 million in interest expense related to the deferred purchase consideration for the Turner & Townsend transaction
(2)In conjunction with the acquisition of 60% interest in Turner & Townsend in the fourth quarter of 2021, we modified our definition of Consolidated Adjusted EBITDA and Segment Operating Profit (SOP) to be inclusive of net income attributable to non-controlling interests and have recast prior periods to conform to this definition. The attribution of Adjusted EBITDA and SOP to non-controlling interests for prior periods was deemed to be materially the same as net income attributable to non-controlling interests in such periods.

CBRE Press Release
February 24, 2022

CBRE GROUP, INC.
SEGMENT RESULTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2021
(in thousands)
(Unaudited)

	Three Months Ended December 31, 2021

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate, Other and Eliminations (1)	Consolidated
Revenue:
Net revenue	$3,302,043	$1,855,377	$413,392	$(4,959)	$5,565,853
Pass through costs also recognized as revenue	16,572	2,967,792	—	—	2,984,364
Total revenue	3,318,615	4,823,169	413,392	(4,959)	8,550,217

Costs and expenses:
Cost of revenue	1,989,491	4,385,584	211,248	(2,068)	6,584,255
Operating, administrative and other	587,901	260,590	250,817	163,652	1,262,960
Depreciation and amortization	91,225	57,171	6,541	7,207	162,144
Total costs and expenses	2,668,617	4,703,345	468,606	168,791	8,009,359

Gain on disposition of real estate	—	—	51,378	—	51,378

Operating income (loss)	649,998	119,824	(3,836)	(173,750)	592,236

Equity income from unconsolidated subsidiaries	2,312	737	143,795	12,318	159,162
Other income	929	416	143	179,651	181,139
Add-back: Depreciation and amortization	91,225	57,171	6,541	7,207	162,144
Adjustments:
Integration and other costs related to acquisitions	—	20,207	—	—	20,207
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	15,978	—	15,978
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	—	(6,497)	—	(6,497)
Segment operating profit (2)	$744,464	$198,355	$156,124	$25,426

Segment operating profit attributable to non-controlling interests (2)	$1,287	$7,130	$580	$—
Segment operating profit attributable to CBRE Group, Inc.	$743,177	$191,225	$155,544	$25,426
Consolidated Adjusted EBITDA (2)					$1,124,369
_______________
(1)Includes elimination of inter-segment revenue.
(2)In conjunction with the acquisition of 60% interest in Turner & Townsend in the fourth quarter of 2021, we modified our definition of Consolidated Adjusted EBITDA and Segment Operating Profit (SOP) to be inclusive of net income attributable to non-controlling interests and have recast prior periods to conform to this definition. The attribution of Adjusted EBITDA and SOP to non-controlling interests for prior periods was deemed to be materially the same as net income attributable to non-controlling interests in such periods.

CBRE Press Release
February 24, 2022

CBRE GROUP, INC.
SEGMENT RESULTS—(CONTINUED)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2020
(in thousands, totals may not add due to rounding)
(Unaudited)

	Three Months Ended December 31, 2020 (1)

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate, Other and Eliminations (2)	Consolidated
Revenue:
Net revenue	$2,316,902	$1,524,981	$288,837	$(7,762)	$4,122,958
Pass through costs also recognized as revenue	10,731	2,776,812	—	—	2,787,543
Total revenue	2,327,633	4,301,793	288,837	(7,762)	6,910,501

Costs and expenses:
Cost of revenue	1,382,860	3,946,097	48,087	(6,214)	5,370,830
Operating, administrative and other	489,477	197,596	183,659	80,374	951,106
Depreciation and amortization	88,243	35,628	12,328	7,626	143,825
Asset impairments	—	—	13,505	—	13,505
Total costs and expenses	1,960,580	4,179,321	257,579	81,786	6,479,266

Gain on disposition of real estate	—	—	12,661	—	12,661

Operating income (loss)	367,053	122,472	43,919	(89,548)	443,896

Equity income (loss) from unconsolidated subsidiaries	957	(273)	52,436	554	53,674
Other income	302	1,037	660	2,421	4,420
Add-back: Depreciation and amortization	88,243	35,628	12,328	7,626	143,825
Add-back: Asset impairments	—	—	13,505	—	13,505
Adjustments:
Costs associated with transformation initiatives (3)	69,003	21,075	2,982	6,714	99,774
Costs incurred related to legal entity restructuring	—	—	—	4,367	4,367
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	—	2,309	—	2,309
Integration and other costs related to acquisitions	—	—	212	—	212
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(11,395)	—	(11,395)
Segment operating profit (loss) (4)	$525,558	$179,939	$116,956	$(67,866)

Segment operating profit (loss) attributable to non-controlling interests	$320	$(44)	$1,345	$—
Segment operating profit (loss) attributable to CBRE Group, Inc.	$525,238	$179,983	$115,611	$(67,866)
Consolidated Adjusted EBITDA (4)					$754,587
_____________
(1)Prior-period results have been recast to conform to changes announced in first-quarter 2021 and were previously disclosed in our supplemental financial disclosure provided during that quarter.
(2)Includes elimination of inter-segment revenue.
(3)During 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.
(4)In conjunction with the acquisition of 60% interest in Turner and Townsend in the fourth quarter of 2021, we modified our definition of Adjusted EBITDA and SOP to be inclusive of net income attributable to non-controlling interests and have recast prior periods to conform to this definition.

CBRE Press Release
February 24, 2022

CBRE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents (1)	$2,430,951	$1,896,188
Restricted cash	108,830	143,059
Receivables, net	5,150,473	4,394,954
Warehouse receivables (2)	1,303,717	1,411,170
Contract assets	474,375	471,827
Income taxes receivable	77,254	137,311
Property and equipment, net	816,092	815,009
Operating lease assets	1,046,377	1,020,352
Goodwill and other intangibles, net	7,404,602	5,189,522
Investments in unconsolidated subsidiaries	1,196,088	452,365
Investments held in trust - special purpose acquisition company	—	402,501
Other assets, net	2,064,732	1,704,885

Total assets	$22,073,491	$18,039,143

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$6,876,327	$5,544,649
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (2)	1,277,451	1,383,964
Senior term loans, net	454,539	785,678
4.875% senior notes, net	595,463	594,524
2.500% senior notes, net	488,121	—
Other debt	32,668	6,844
Operating lease liabilities	1,348,985	1,325,321
Other long-term liabilities	1,640,820	892,503

Total liabilities	12,714,374	10,533,483

Non-controlling interest subject to possible redemption - special purpose acquisition company	—	385,573

Equity:
CBRE Group, Inc. stockholders' equity	8,528,193	7,078,326
Non-controlling interests	830,924	41,761

Total equity	9,359,117	7,120,087

Total liabilities and equity	$22,073,491	$18,039,143

_______________
(1)Includes $125.2 million and $102.9 million of cash in consolidated funds and other entities not available for company use as of December 31, 2021 and 2020, respectively.
(2)Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release
February 24, 2022

CBRE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,841,915	$755,868
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	525,871	501,728
Amortization and write-off of financing costs on extinguished debt	8,315	82,705
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(142,929)	(297,980)
Asset impairments	—	88,676
Net realized and unrealized losses, primarily from investments	(41,982)	(17,394)
Provision for doubtful accounts	24,489	44,366
Net compensation expense for equity awards	184,934	60,391
Equity income from unconsolidated subsidiaries	(618,697)	(126,161)
Gain recognized upon deconsolidation of SPAC	(187,456)	—
Distribution of earnings from unconsolidated subsidiaries	520,382	155,975
Proceeds from sale of mortgage loans	17,194,606	20,937,521
Origination of mortgage loans	(17,015,839)	(21,268,114)
(Decrease) increase in warehouse lines of credit	(106,513)	406,789
Tenant concessions received	31,176	48,030
Purchase of equity securities	(7,154)	(11,113)
Proceeds from sale of equity securities	8,709	13,741
Increase in real estate under development	(54,658)	(105,619)
(Increase) decrease in receivables, prepaid expenses and other assets (including contract and lease assets)	(765,959)	371,009
Increase in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	104,749	105,491
Increase (decrease) in compensation and employee benefits payable and accrued bonus and profit sharing	729,703	(100,142)
Decrease in net income taxes receivable/payable	248,293	173,648
Other operating activities, net	(117,777)	11,364
Net cash provided by operating activities	2,364,178	1,830,779

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(209,851)	(266,575)
Acquisition of businesses, including net assets acquired, intangibles and goodwill, net of cash acquired	(781,489)	(27,848)
Contributions to unconsolidated subsidiaries	(334,544)	(146,409)
Distributions from unconsolidated subsidiaries	75,853	88,731
Investment in Altus Power, Inc. Class A stock	(220,001)	—
Proceeds from sale of marketable securities - special purpose acquisition company trust account	212,722	—
Purchase of marketable securities - special purpose acquisition company trust account (1)	—	(402,500)
Other investing activities, net	(23,587)	10,516
Net cash used in investing activities	(1,280,897)	(744,085)

CBRE Press Release
February 24, 2022

	Twelve Months Ended December 31,
	2021	2020
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	26,599	835,671
Repayment of revolving credit facility	—	(835,671)
Proceeds from notes payable on real estate	78,428	90,552
Repayment of notes payable on real estate	(109,461)	(24,704)
Proceeds from issuance of 2.500% senior notes	492,255	—
Repurchase of common stock	(368,603)	(50,028)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(17,769)	(44,700)
Units repurchased for payment of taxes on equity awards	(38,864)	(43,835)
Non-controlling interest contributions	862	2,173
Non-controlling interest distributions	(4,572)	(4,330)
Redemption of non-controlling interest-special purpose acquisition company and payment of deferred underwriting commission	(205,110)	—
Repayment of 5.25% Senior Notes	—	(499,652)
Repayment of senior term loans	(300,000)	—
Sale of non-controlling interest - special purpose acquisition company	—	393,661
Other financing activities, net	(44,396)	(41,893)
Net cash used in financing activities	(490,631)	(222,756)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	(92,116)	81,564
NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	500,534	945,502
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF YEAR	2,039,247	1,093,745
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF YEAR	$2,539,781	$2,039,247

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$41,068	$67,463
Income tax payments, net	330,426	51,681

Non-cash investing and financing activities:
Deferred purchase consideration - Turner & Townsend	$485,414	$—
Non-controlling interest as part of Turner & Townsend Acquisition	774,122	—
Investment in alignment shares and private placement warrants of Altus Power, Inc.	141,871	—
Reduction in redeemable non-controlling interest - special purpose acquisition company	211,501	—
Reduction of trust account - special purpose acquisition company	189,801	—

_______________
(1)This activity was presented as a financing activity in previously issued financials. Due to a revision, we have reclassed this as an investing activity for the year ended December 31, 2020.

CBRE Press Release
February 24, 2022

Non-GAAP Financial Measures
The following measures are considered “non-GAAP financial measures” under SEC guidelines:
(i)Net revenue
(ii)Net income attributable to CBRE Group, Inc. stockholders, as adjusted (which we also refer to as “adjusted net income”)
(iii)Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per diluted share” or “adjusted EPS”)
(iv)Consolidated Adjusted EBITDA
(v)Business line operating profit/loss
(vi)Segment operating profit on revenue and net revenue margins
(vii)Free cash flow
(viii)Net cash
(ix)Core adjusted net income attributable to CBRE Group, Inc. stockholders (which we also refer to as “core adjusted net income”)
(x)Core Adjusted EPS
These measures are not recognized measurements under United States generally accepted accounting principles (GAAP). When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.
Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.
With respect to net revenue, net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. We believe that investors may find this measure useful to analyze the company’s overall financial performance because it excludes costs reimbursable by clients that generally have no margin, and as such provides greater visibility into the underlying performance of our business. Prior to 2021, the company utilized fee revenue to analyze the overall financial performance. Fee revenue excluded additional reimbursed costs, primarily related to employees dedicated to clients, some of which included minimal margin.
With respect to adjusted net income, adjusted EPS, consolidated adjusted EBITDA, business line operating profit, and segment operating profit on revenue and net revenue margins, the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of consolidated adjusted EBITDA, business line operating profit and segment operating profit on revenue and net revenue margins—the effects of financings and income tax and the accounting effects of capital spending. All of these measures may vary for different companies for reasons unrelated to overall operating performance. In the case of consolidated adjusted EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The consolidated

CBRE Press Release
February 24, 2022

adjusted EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses consolidated adjusted EBITDA, segment operating profit, adjusted and core adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.
With respect to free cash flow, the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures. With respect to net cash, the company believes that investors use this measure when calculating the company’s net leverage ratio.
With respect to core adjusted EPS and core adjusted net income, the company believes that investors may find this measure useful to analyze the underlying performance of operations without the impact of strategic non-core equity investments (Altus Power Inc. and VC investments) and net gain recognized upon deconsolidation of the SPAC that are not directly related to our business segments. These can be volatile and are often non-cash in nature.
Net income attributable to CBRE Group, Inc. stockholders, as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. stockholders, as adjusted (or adjusted EPS), are calculated as follows (in thousands, except share and per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Net income attributable to CBRE Group, Inc.	$691,992	$313,765	$1,836,574	$751,989

Plus / minus:
Costs associated with transformation initiatives (1)	—	99,774	—	155,148
Depreciation expense related to transformation initiatives	—	20,692	—	20,692
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	33,833	18,734	86,824	76,015
Integration and other costs related to acquisitions	20,207	212	44,552	1,756
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	15,978	(11,395)	49,941	(22,912)
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	(6,497)	2,309	(5,725)	11,598
Costs incurred related to legal entity restructuring	—	4,367	—	9,362
Asset impairments	—	13,505	—	88,676
Costs associated with workforce optimization efforts (2)	—	—	—	37,594
Write-off of financing costs on extinguished debt	—	75,592	—	75,592
Impact of adjustments on non-controlling interest	(3,701)	—	(3,701)	—
Tax impact of adjusted items	(9,783)	(46,836)	(37,097)	(97,880)

Net income attributable to CBRE Group, Inc., as adjusted	$742,029	$490,719	$1,971,368	$1,107,630

Diluted income per share attributable to CBRE Group, Inc., as adjusted	$2.19	$1.45	$5.80	$3.27

Weighted average shares outstanding for diluted income per share	339,466,153	338,799,615	339,717,401	338,392,210
_______________
(1)During 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.
(2)Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative, and other” line item in the accompanying consolidated statements of operations for the twelve months ended December 31, 2020.

CBRE Press Release
February 24, 2022

Core adjusted net income attributable to CBRE Group, Inc. stockholders (or core adjusted net income), and core adjusted EPS, are calculated as follows (in thousands, except share and per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Net income attributable to CBRE Group, Inc., as adjusted	$742,029	$490,719	$1,971,368	$1,107,630

Less: net fair value adjustments on strategic non-core investments, net of tax (1)	11,049	400	42,962	(1,449)
Less: net gain on deconsolidation upon merger of the SPAC with and into Altus Power, net of associated costs, net of tax (1)	121,364	—	118,395	—

Core adjusted net income attributable to CBRE Group, Inc.	$609,616	$490,319	$1,810,011	$1,109,079

Core adjusted earnings per share	$1.80	$1.45	$5.33	$3.27

Weighted average shares outstanding for diluted income per share	339,466,153	338,799,615	339,717,401	338,392,210

______________
(1)Income tax expense (benefit) associated with fair value adjustments on strategic non-core equity investments was $3.0 million and $0.2 million for the three months ended December 31, 2021 and 2020, respectively. It was $13.2 million and $(0.6) million for twelve months ended December 31, 2021 and 2020, respectively. Income tax expense associated with net SPAC gain was $33.3 million and $36.2 million for the three months and twelve months ended December 31, 2021, respectively.

CBRE Press Release
February 24, 2022

Consolidated Adjusted EBITDA is calculated as follows (in thousands, totals may not add due to rounding):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Net income attributable to CBRE Group, Inc.	$691,992	$313,765	$1,836,574	$751,989
Net income attributable to non-controlling interests (1)	882	1,621	5,341	3,879
Net income	692,874	315,386	1,841,915	755,868

Add:
Depreciation and amortization	162,144	143,825	525,871	501,728
Asset impairments	—	13,505	—	88,676
Interest expense, net of interest income	15,436	15,958	50,352	67,753
Write-off of financing costs on extinguished debt	—	75,592	—	75,592
Provision for income taxes	224,227	95,054	567,506	214,101
Costs associated with transformation initiatives (2)	—	99,774	—	155,148
Integration and other costs related to acquisitions	20,207	212	44,552	1,756
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	15,978	(11,395)	49,941	(22,912)
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	(6,497)	2,309	(5,725)	11,598
Costs incurred related to legal entity restructuring	—	4,367	—	9,362
Costs associated with workforce optimization efforts (3)	—	—	—	37,594

Consolidated Adjusted EBITDA	$1,124,369	$754,587	$3,074,412	$1,896,264

Adjusted EBITDA attributable to non-controlling interests (1)	$8,997	$1,621	$13,435	$3,879
Adjusted EBITDA attributable to CBRE Group, Inc. (1)	$1,115,372	$752,966	$3,060,977	$1,892,385
_______________
(1)In conjunction with the acquisition of 60% interest in Turner and Townsend in the fourth quarter of 2021, we modified our definition of Adjusted EBITDA to be inclusive of net income attributable to non-controlling interests and have recast prior periods to conform to this definition.
(2)During 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.
(3)Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort.

Below represents a reconciliation of REI business line operating profitability to REI segment operating profit (in thousands):

	Three Months Ended December 31,
Real Estate Investments	2021	2020
Investment management operating profit	$40,823	$56,928
Global real estate development operating profit	122,162	70,218
Hana and segment overhead operating loss	(6,861)	(10,190)
Real estate investments segment operating profit	$156,124	$116,956